Exhibit 99(d)(21)

AMENDMENT NO. 1 TO LOCK-UP AND PUT OPTION AGREEMENT

This AMENDMENT NO. 1 TO THE LOCK-UP AND PUT OPTION AGREEMENT (this “Amendment”), dated as of January 31, 2013, is made and entered into by and among Nautilus Marine Acquisition Corp., a Marshall Islands corporation (“Company”) and each of the undersigned holders (each, a “Holder”).  Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Agreement (as defined below).

WHEREAS, Company and each Holder, respectively, entered into that certain Lock-up and Put Option Agreement, dated as of November 12, 2012 (regarding each Holder, the “Agreement”);

WHEREAS, Section 6.4 of the Agreement provides that the Agreement may only be amended pursuant to a written agreement signed by each of the parties thereto; and

WHEREAS, the Company and each Holder desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and each Holder hereby agrees to amend their respective Agreement as follows:

A.   Amendments to the Agreement.  The Agreement is hereby amended as follows:

Section 2.1.  Section 2.1of the Agreement is hereby amended and restated as set forth below:

“The Company hereby grants to Holder an option (the “Put Option”) to require the Company to purchase all or any portion of the Lock-up Shares (such portion of the Lock-Up Shares, as determined by Holder in its discretion, the “Put Shares”) at a per share purchase price of $10.10 (the “Option Price”).  The Put Option shall be exercisable during the period commencing on the date the Lock-up Period expires and terminating on the second (2nd) Business Day following the expiration of the Lock-Up Period (the “Option Period”).”

B.    Miscellaneous.  This Amendment and the Agreement embody the entire agreement and understanding of the Company and each Holder hereto in respect of the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understanding, oral or written, with respect to such subject matters.  Except as specifically amended hereby, the Agreement shall remain in full force and effect.  The terms and provisions of Section 6 of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first specified above.

COMPANY:

NAUTILUS MARINE ACQUISITION CORP.

By:  /s/ Prokopios (Akis) Tsirigakis
       Name:  Prokopios (Akis) Tsirigakis
       Title: Co- Chief Executive Officer

HOLDERS:

Hare & Co.
F/B/O Advanced Series Trust – AST Academic Strategies
Asset Allocation Portfolio
By:  AQR Capital Management, LLC, as Investment Manager to
the Diversified Arbitrage Investment Sleeve

By:  /s/ Bradley D. Asness
       Name: Bradley D. Asness
       Title:   Principal & Chief Legal Officer

AQR Opportunistic Premium Offshore Fund, LP
By:  AQR Capital Management, LLC, as Investment Manager

By:  /s/ Bradley D. Asness
       Name: Bradley D. Asness
       Title:   Principal & Chief Legal Officer

AQR Funds – AQR Diversified Arbitrage Fund

By:  /s/ Bradley D. Asness
       Name: Bradley D. Asness
       Title:   Vice President & Chief Legal Officer

CNH DIVERSIFIED OPPORTUNITIES MASTER ACCOUNT, LP
By:  CNH Partners, LLC, as Investment Manager

By:   /s/ Bradley D. Asness
       Name: Bradley D. Asness
       Title:   Chief Legal Officer